SEPTEMBER 2020

Ethanol Connection

Energy for a Clean Environment

Golden Grain Energy LLC

@ggecorn

Plant improvements:

GGE to more than double storage capacity

World record bin, plus receiving improvements based on grain origination study, projections

In September 2020, Golden Grain Energy started construction on a new grain storage and receiving system. This system will increase GGE's grain storage from approximately 1.275 million bushels to almost 3.5 million bushels.

In addition, GGE will increase its receiving capacity from 40,000 bushels per hour to 65,000 bushels per hour.

The centerpiece of the storage system is a 2.2 million bushel storage bin supplied by Sukup Manufacturing in Sheffield Iowa. The new storage bin is 165' in diameter and is the largest steel storage bin in the world.

Construction on the project is expected to be complete in May/June 2021 and will increase GGE's storage from about 10 days of storage to approximately 30 days of storage, providing improved flexibility in purchasing and delivery schedules.

The increase in storage was approved after completing a rigorous grain origination study using CMC from Albert Lea, Minn. This study identified an opportunity to increase the amount of grain storage on location and to improve our grain handling capabilities to increase our level of service with our customers.

The project was engineered by KFI Engineers (St. Paul, Minn.), and project management will be provided by McGough Construction (St. Paul, Minn.).

—Chad Kuhlers, CEO



Golden Grain Energy's newest grain bin, which should be complete next June, will be larger than the two existing bins, pictured here, combined. Helping break ground for the new project earlier this month were: John Hanig – Sukup Manufacturing; Brent Hansen – Sukup Manufacturing; Chad Kuhlers – Golden Grain Energy; Kurt Schneider – McGough Construction; Matt Dutka – Golden Grain Energy; and Steve Ginter – Sukup Manufacturing.

Page 2 Golden Grain Energy September 2020

Q3 shows beginning signs of recovery

Even as total revenues for the third quarter of 2020 fall short of the previous year, largely due to a continued lag in demand for ethanol and fuel in general, Golden Grain Energy's financials show some positive signs in year-over-year results.

Due in part to a 23 percent per bushel reduction in the cost of corn compared to 2019, Golden Grain recorded net income of $2.7 million for Q3 2020, compared to experiencing a net loss during that quarter the year before.

Year-to-date figures, however, continue to show the dramatic impact of demand loss in the industry due to a combination of factors: COVID-19 pandemic stress on transportation and fuel demand, SREs that eroded domestic demand for ethanol, and uncertainty in export markets for both ethanol and DDGS.

During the quarter that ended July 31, GGE sold 6 percent fewer gallons of ethanol than during the same period in 2020, at a price that was 18 percent lower than the year before. Some of that downturn was offset by a 7 percent year-over-year increase in DDGS sales, with a slightly higher price realized for DDGS as well.

Other highlights from the quarterly financial filing include:

- Corn oil: GGE sold 1 percent less and price was 3 percent higher than Q3 of 2019.
- Natural gas: Price was 2 percent lower and usage was 2 percent lower compared to Q3 of 2019.

The complete 10-Q can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Brooke Peters, CFO

BALANCE SHEET	July 31, 2020	October 31, 2019
Current Assets	$33,846,753	$32,093,425
Total Assets	$130,409,015	$130,030,383
Current Liabilities	$9,885,570	$9,140,200
Long-term Liabilities	$3,777,389	$469,040
Members Equity	$116,746,056	$120,421,143
Book Value per Unit	$5.87	$6.06

INCOME STATEMENT	3 Months Ended 7/31/20	3 Months Ended 7/31/19	9 Months Ended 7/31/20	9 Months Ended 7/31/19
Revenue	$44,902,846	$51,773,780	$137,489,701	$147,578,817
Gross Profit (Loss)	$2,991,434	$(1,502,206)	$(1,110,184)	$(552,748)
Equity in Net Income (Loss) from Investments	$438,330	$657,049	$1,972,955	$1,256,662
Net Income (Loss)	$2,715,403	$(1,673,866)	$(1,687,787)	$(1,624,696)
Net Income (Loss) Per Unit	$0.14	$(0.08)	$(0.08)	$(0.08)
Distribution Paid	$-	$-	$0.10	$0.25

Director nominees due in December

Golden Grain Energy's board of directors has appointed the nominating committee to develop the candidate list for board directors to be presented at the 2021 annual membership meeting.

Current directors whose terms will be up for election are Duane Lynch and Jim Boeding. Both seats on the board are for 3-year, at-large positions.

The nominating committee will include board members Jerry Calease and Dustin Peterson, along with Steve Dietz. Anyone wishing to nominate themselves or another Golden Grain Energy member as a candidate for director should contact one of the nominating committee members or the Golden Grain Energy office by Dec. 1, 2020.

The nominees will be presented and voted on at the 2021 annual membership in February.

Page 3 Golden Grain Energy September 2020

Corn rallies on lower harvest projections

What a difference a month makes— the ball game seems completely different today than it did a month ago.

Corn has rallied almost 60 cents off of the lows seen in early August. Perceptions have turned around since the devastating wind storm went through central Iowa in mid-August.

While the derecho destroyed crops in a wide swatch across the state, nationally, it didn't have a huge impact on production or supply-demand—yet anyway. The September crop report reduced national yields by 3.3 bushels per acre and also reduced harvested acres by 1/2 million acres. Production is now estimated at 14.9 billion bushels.

With demand rightfully getting reduced some, ending stocks are now pegged at 2.5 billion bushels. Perhaps not burdensome, but certainly adequate and it shouldn't be friendly to December futures above $3.70, yet here we are. I believe the perception is that future reports will continue to reduce the size of the crop.

Outstanding demand for beans as well as corn have allowed beans to stage a significant rally, and at least part of the strength in corn is coming from help from the beans.

I believe this rally is an opportunity for selling corn, both the crop we are about to harvest and also showing some attractive numbers for the 2021 harvest. I would suggest taking advantage of these opportunities when they are available.

One Page 1, you will find details of a project we are just getting started on. We are in the process of adding to our storage capacity as well as adding additional receiving capacity. I am very excited that this is happening as it will make it even more convenient to haul corn into Golden Grain, reducing wait times when delivering.

If you are interested in selling corn directly to Golden Grain Energy this fall, please call us at 888-443-2676.

—Scott Gudbaur, commodity manager

Thank you for standing up for ethanol industry

Golden Grain Energy's leadership thanks members for being advocates for the industry, and encourages all to continue to do so.

Jerry Calease, board director and chairman of the GGE PAC, announced that members and supporters contributed more than $7,000 in response to a mail request that was issued when the PAC's annual golf outing had to be canceled in August. Those contributions, and others, made it possible for the PAC to contribute $45,000 in support of state and federal candidates who support renewable fuels policies.

GGE Board Chairman Dave Sovereign is also reaching out to members and ethanol supporters through his leadership role in the American Coalition for Ethanol (ACE), including an advocacy video released by ACE earlier this month. (See link at right.)

Sovereign noted that while there has been some movement, particularly by the Department of Agriculture to address the five key issues ACE members laid before the White House a year ago, others are still lagging. In particular, he noted, the EPA has failed to take actions to provide ethanol the support it is due through the RFS.

Regardless of the outcome of the presidential election,


YouTube
Search
NEIL KOEHLER
Pacific Ethanol, Inc.
DUANE KRISTENSEN
Chief Ethanol Fuels, Inc.
DAVE SOVEREIGN
Golden Grain Energy, LLC
PRODUCER PERSPECTIVES
oducer Perspectives: Discussing the 2020 Election

Watch the 6-minute video featuring Golden Grain Energy's Dave Sovereign on the American Cooalition for Ethanol's YouTube Channel here: https://www.youtube.com/watch?v=cWerZE4_OhM.

Sovereign says in the video, ethanol will need to be vigilant and continue to advocate for the role of agriculture and renewable fuels in the nation's future, whether challenged by President Trump's connections to the oil industry or the potential for a Joe Biden administration to overlook the importance of the Heartland.

"Either way, we have a lot of work cut out for us," Sovereign says. "Advocacy is going to be especially important no matter who is in office.

Golden Grain Energy 1822 27th St. SW Mason City, IA 50401 In other news ... Management team titles confirmed During the Monday, Sept. 21, 2020, Golden Grain Energy Board of Directors meeting, the directors voted to officially name Chad Kuhlers and Brooke Peters to the roles of CEO and CFO, respectively. They had each been named “interim” officers earlier this year. Kuhlers has been with Golden Grain since the plant’s beginning, including as plant manager and as COO. Peters joined GGE 15 years ago, including being named controller in 2008. This newsletter contains forward-looking Golden Grain Energy, LLC statements. We undertake no responsibility Board of Directors Duane Lynch to update any forward looking statement. Dave Sovereign, Chairman Dustin Peterson When used, the words “believe”, “hope”, “ex- Steve Sukup, Vice Chairman Roger Shaffer pect”, “anticipate” and similar expressions are intended to identify forward-looking Stan Laures, Secretary Management Team statements. Readers should not place undue Jim Boeding Chad Kuhlers, CEO reliance on any forward-looking statements Jerry Calease Brooke Peters, CFO and recognize that the statements are not predictions of actual future results, which Dave Reinhart Scott Gudbaur, Commodity Leslie Hansen could and likely will differ materially from Manager those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities 641-423-8525 OUR MISSION: and Exchange Commission filings, copies of 888-GGE-CORN Add value to the corn production of the area which are available through our website or Fax: 641-421-8457 and enhance the incomes of our investor upon request. www.ggecorn.com partners while providing economic growth to info@ggecorn.com the area we serve.